[ECO SOIL SYSTEMS LETTERHEAD]

July 1, 1996




Dr. Tom Quick
38580 Chicago Avenue
Wadsworth, IL  60083

Dear Tom:

Per our further discussions regarding the terms of your employment, we have mutually agreed on the following:

         1.       Start Date:  September 1, 1996

         2.       Salary:  $80,000.00 per annum.

         3. Bonus of up to 15% of this year's salary based upon mutually established MBO's.

         4. Employment Term: 2 years to begin 6 months after initial employment.

         5. Initial Employment: 6 month term beginning August 1, 1996 and ending March 1, 1997.

         6.       $3,000 moving bonus.

         7.       Approved moving bonus.

         8. One Company paid house hunting trip. Please contact our travel agent, Uniglobe Travel at (619) 238-5200 for your travel arrangements.

         9.       Severance:  Equal to 1 month per year of employment.

         10. Vacation: Two weeks paid vacation beginning after the 6 month initial employment period.

         11. A $30,000 loan against future commissions and bonuses to be repaid at a rate of $10,000 per year over the next 3 years, or sooner at your discretion.

         12.      Holidays:  Eight paid holidays per year.

         13. Health Insurance Benefits: HMO fully paid for yourself and your family or PPO option with some employee contribution.

         14. Stock Options: The option to purchase 30,000 shares at $3.00 per share vesting at the rate of 10,000 per year with vesting beginning on March 1, 1997.

We look forward to seeing you soon.

Sincerely,

/s/ Doug Gloff

Doug Gloff
Executive Vice President

DG:db

cc:      Bill Adams
         Jean Dunn
         Jeff Johnson